Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Twist Bioscience Corporation Inducement Equity Incentive Plan of our reports dated November 28, 2022, with respect to the consolidated financial statements of Twist Bioscience Corporation, and the effectiveness of internal control over financial reporting of Twist Bioscience Corporation, included in its Annual Report (Form 10-K/A and Form 10-K, respectively) for the year ended September 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
August 24, 2023